Exhibit 99.1

NETSOL Technologies Reports Fiscal Second Quarter 2023 Financial Results

●	Net Revenue for the Quarter was $12.4 Million; $14.6 Million on a Constant Currency Basis

●	Implementing Cost Efficiency Initiatives Projected to Generate Cost Savings of More Than $4 Million and Accelerate Return to Profitability

●	Strong Sales Pipeline of Approximately $250 Million

●	Recurring Revenue (SaaS and Support) of $6.5 Million; $7.7 Million on a Constant Currency Basis; Expect Fiscal 2023 Annual Recurring Revenue (SaaS and Support) of Approximately $25 Million

●	Growing Partnerships with Consultants, System Integrators, and Technology Partners Including Amazon Web Services and a Tier 1 Automotive Company Through Company’s Mobile AI and Machine-Learning Based Solution Otoz

●	Announced Plans to Expand North American Presence with Facility in Austin, Texas

●	Balance Sheet Remains Strong with $21 Million in Cash and $3.93 per Share in Shareholders’ Equity

CALABASAS, Calif., February 14, 2023 – NETSOL Technologies, Inc. (Nasdaq: NTWK), a global business services and enterprise application solutions provider, reported results for the fiscal second quarter ended December 31, 2022.

Fiscal Second Quarter 2023 and Recent Operational Highlights

●	Implementing a proactive series of initiatives to reduce costs and drive efficiencies which the Company expects will generate more than $4 million in total savings and accelerate its return to profitability.

●	In the process of establishing a support and delivery center in Austin, Texas to accommodate sales and support staff who will facilitate the Company’s growing customer base across the North American region.

●	Signed a new multi-million-dollar agreement with a tier 1 automotive company in the U.S. to implement and license the Company’s Otoz mobility solution which will manage back-office operations for vehicle subscriptions.

●	Otoz, the Company’s mobile AI and machine-learning based solution, went live with its 37th dealer and now has dealers in 16 states.

●	Sales pipeline of $250 million driven by the addition of new prospects who have registered interest in NFS Ascent®, digital, and legacy solutions across various regions.

●	Generated approximately $1.0 million in revenue from change requests received from various customers across multiple regions.

●	Achieved ACE partnership status in cloud services domain by partnering with Amazon Web Services (AWS) which is expected to help grow the Company’s cloud services vertical.

●	Achieved the first Go-Live milestone for the finance company of a leading Swedish bank by effectively implementing its invoice factoring system.

Fiscal Second Quarter 2023 Financial Results

Total net revenues for the second quarter of fiscal 2023 were $12.4 million, compared with $15.5 million in the prior year period. The decrease in total net revenues was primarily due to the recording of an approximately $3.5 million onetime revenue gain in the second quarter of 2022 as well as a delay in recognition of license revenues. On a constant currency basis, net revenues were $14.6 million. The decrease in revenues on a constant currency basis was driven by a decrease in license fees of $1.9 million, and a decrease in subscription and support revenue of $1.7 million, which was offset by an increase in service revenue of $2.8 million compared to the prior year period.

●	Total license fees were $15,900 compared with $1.9 million in the prior year period. Total license fees on a constant currency basis were $16,200.
●	Total subscription (SaaS and Cloud) and support revenues were $6.5 million compared with $9.4 million in the prior year period. Total subscription and support revenues on a constant currency basis were $7.7 million. The decrease in total subscription and support revenues for the second quarter of 2023 was primarily due to the recording of approximately $3.5 million as a onetime, cumulative catch-up in the second quarter of 2022 due to an amendment to the Company’s 10-year contract with a major customer.
●	Total services revenues were $5.9 million compared with $4.1 million in the prior year period. Total service revenues on a constant currency basis were $6.9 million.

Gross profit for the second quarter of fiscal 2023 decreased to $3.1 million (or 25.4% of net revenues), compared to $7.6 million (or 49.4% of net revenues) in the second quarter of fiscal 2022. On a constant currency basis, gross profit for the second quarter of fiscal 2023 decreased to $3.3 million (or 22.4% of net revenues as measured on a constant currency basis). The decrease in gross profit on a constant currency basis was primarily due to an increase in salaries and consultant costs of $2.8 million, travel costs of $495,000, and depreciation of $158,000 on a constant currency basis compared to the prior year period.

Operating expenses for the second quarter of fiscal 2023 were $6.2 million (or 50.0% of sales) compared to $6.0 million (or 38.7% of sales) for the second quarter of fiscal 2022. On a constant currency basis, operating expenses for the second quarter of fiscal 2023 increased to $7.2 million (or 49.4% of sales on a constant currency basis). The increase in operating expenses was primarily due to increases in selling expenses of $531,000, salaries and wages of $328,000, research and development costs of $358,000, depreciation of $30,000 and professional service fees of $29,000 on a constant currency basis compared to the prior year period.

GAAP net loss attributable to NETSOL for the second quarter of fiscal 2023 totaled $(2.1 million) or $(0.19) per diluted share, compared with GAAP net income of $1.4 million or $0.13 per diluted share in the second quarter of fiscal 2022. On a constant currency basis, GAAP net loss attributable to NETSOL for the second quarter of fiscal 2023 totaled $(2.7 million) or $(0.24) per diluted share. For the second quarter of fiscal 2023, the GAAP net loss attributable to NETSOL included a $657,000 gain on foreign currency exchange transactions and on a constant currency basis a gain of $827,000 which was a decrease from a gain of $901,000 in the prior year period.”

Non-GAAP adjusted EBITDA for the second quarter of fiscal 2023 was a loss of $(1.3 million) or $(0.12) per diluted share, compared with non-GAAP adjusted EBITDA of $2.1 million or $0.19 per diluted share in the second quarter of fiscal 2022 (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

At December 31, 2022, cash and cash equivalents were $21.0 million, a decrease from $24.0 million at June 30, 2022. Total NetSol stockholders’ equity at December 31, 2022 was $44.4 million, or $3.93 per share.

Management Commentary

NETSOL Co-Founder, Chairman and Chief Executive Officer Najeeb Ghauri stated, “Our second quarter results fell short of our internal targets as we were impacted by delays in recognizing revenue from a multi-million-dollar contract that we expect to begin realizing in the third quarter of fiscal 2023. That said, we made considerable strategic progress during the quarter and are particularly excited about the opportunity in North America as we continue to see our products gain traction in this region. In the second quarter, our Otoz division signed a new agreement with a tier 1 automotive company in the United States and went live with its 37th dealer and is now in 16 states across the country. Additionally, we continue to make good progress establishing a new facility in Austin, Texas to accommodate sales and support staff, and we are partnering with consultants and system integrators that will help us to efficiently scale our U.S. operations. The United States is currently the most vibrant market for us and we are strategically investing in our growth in this region. On a global scale, we have a robust sales pipeline currently valued at approximately $250 million. While this is an impressive and active pipeline, we are experiencing a longer than normal sales cycle as we continue to implement our technology across multiple regions.

Mr. Ghauri continued, “We are focused on driving enhanced growth and profitability in the business, and to that end are implementing global cost reduction initiatives to drive efficiency while better aligning resources to our growth opportunities– particularly the U.S. market and SaaS business. We are targeting in excess of $4 million in cost reductions which we expect to implement by the end of fiscal 2023. We are excited and encouraged by the traction that our products are seeing across all of our markets and are optimistic about our strategy and growth prospects as we move through the balance of fiscal 2023.”

Conference Call

NETSOL Technologies management will hold a conference call today (February 14, 2023) at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these financial results. A question and answer session will follow management’s presentation.

U.S. dial-in: 877-407-0789

International dial-in: 201-689-8562

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Investor Relations at 818-222-9195.

The conference call will be broadcasted live and available for replay here and via the Investor Relations section of NETSOL’s website.

A telephone replay of the conference call will be available approximately three hours after the call concludes through Tuesday, February 28, 2023.

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay ID: 13736219

About NETSOL Technologies

NETSOL Technologies, Inc. (Nasdaq: NTWK) is a worldwide provider of IT and enterprise software solutions primarily serving the global leasing and finance industry. The Company’s suite of applications is backed by 40 years of domain expertise and supported by a committed team in eight strategically located support and delivery centers throughout the world. NFS, LeasePak, LeaseSoft or NFS Ascent® – help companies transform their Finance and Leasing operations, providing a fully automated asset-based finance solution covering the complete finance and leasing lifecycle.

About Otoz

Otoz, a division of NETSOL Technologies Inc. (Nasdaq: NTWK), provides business-to-business, white-label technology solutions for new mobility. The Otoz suite of agile and customizable mobility solutions ranges from car sharing and subscription products to AI-enabled chatbots, allowing businesses to engage consumers and facilitate the complete transaction lifecycle intelligently and digitally. Otoz technologies empower automotive companies and start-ups to launch digital retailing and new mobility models quickly and efficiently. The technology Otoz has developed is cloud-native and supported by artificial intelligence (AI), machine learning (ML), internet of things (IoT) and blockchain. Otoz technology drives utilization, while supporting robust and efficient operations.

Forward-Looking Statements

This press release may contain forward-looking statements relating to the development of the Company’s products and services and future operating results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “expects,” “anticipates,” variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of the development of products and services and the timing of the market acceptance, as well as the delay in recovery or a prolonged economic downturn that effects our Company, our customers and the world economy. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Use of Non-GAAP Financial Measures

The reconciliation of Adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation of adjusted EBITDA, is included in the financial tables in Schedule 4 of this press release.

Investor Relations Contact:

IMS Investor Relations

netsol@imsinvestorrelations.com

+1 203-972-9200

NETSOL Technologies, Inc. and Subsidiaries

Schedule 1: Consolidated Balance Sheets

	As of	As of
	December 31, 2022	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$20,946,722	$23,963,797
Accounts receivable, net of allowance of $163,111 and $166,231	4,595,675	8,669,202
Revenues in excess of billings, net of allowance of $49,614 and $136,976	14,785,593	14,571,776
Other current assets, net of allowance of $1,243,633 and $1,243,633	2,748,520	2,223,361
Total current assets	43,076,510	49,428,136
Revenues in excess of billings, net - long term	604,358	853,601
Convertible note receivable - related party, net of allowance of $4,250,000 and $4,250,000	-	-
Property and equipment, net	8,719,657	9,382,624
Right of use of assets - operating leases	1,246,778	969,163
Long term investment	1,064,501	1,059,368
Other assets	532	25,546
Intangible assets, net	801,039	1,587,670
Goodwill	9,302,524	9,302,524
Total assets	$64,815,899	$72,608,632

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,423,248	$6,813,541
Current portion of loans and obligations under finance leases	7,386,750	8,567,145
Current portion of operating lease obligations	499,455	548,678
Unearned revenue	4,048,768	4,901,562
Total current liabilities	19,358,221	20,830,926
Loans and obligations under finance leases; less current maturities	306,945	476,223
Operating lease obligations; less current maturities	789,621	447,260
Total liabilities	20,454,787	21,754,409
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value; 500,000 shares authorized;	-	-
Common stock, $.01 par value; 14,500,000 shares authorized; 12,222,985 shares issued and 11,283,954 outstanding as of December 31, 2022 and 12,196,570 shares issued and 11,257,539 outstanding as of June 30, 2022	122,231	121,966
Additional paid-in-capital	128,484,714	128,218,247
Treasury stock (at cost, 939,031 sharesand as of December 31, 2022 and June 30, 2022)	(3,920,856)	(3,920,856)
Accumulated deficit	(42,366,093)	(39,652,438)
Other comprehensive loss	(42,011,340)	(39,363,085)
Total NetSol stockholders' equity	40,308,656	45,403,834
Non-controlling interest	4,052,456	5,450,389
Total stockholders' equity	44,361,112	50,854,223
Total liabilities and stockholders' equity	$64,815,899	$72,608,632

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NETSOL Technologies, Inc. and Subsidiaries

Schedule 2: Consolidated Statement of Operations

	For the Three Months		For the Six Months
	Ended December 31,		Ended December 31,
	2022	2021	2022	2021
Net Revenues:
License fees	$15,884	$1,955,331	$265,844	$1,966,047
Subscription and support	6,502,669	9,374,869	12,519,503	15,605,258
Services	5,871,805	4,142,762	12,311,130	11,322,418
Total net revenues	12,390,358	15,472,962	25,096,477	28,893,723

Cost of revenues:
Salaries and consultants	6,942,171	5,661,917	13,028,906	11,324,327
Travel	635,298	282,836	1,027,643	496,968
Depreciation and amortization	693,278	728,868	1,347,327	1,494,603
Other	977,148	1,156,754	2,298,141	2,492,215
Total cost of revenues	9,247,895	7,830,375	17,702,017	15,808,113

Gross profit	3,142,463	7,642,587	7,394,460	13,085,610

Operating expenses:
Selling and marketing	2,007,462	1,807,162	3,769,639	3,427,155
Depreciation and amortization	198,222	212,864	389,176	427,135
General and administrative	3,510,389	3,733,303	7,235,819	7,706,442
Research and development cost	472,904	235,390	942,531	510,620
Total operating expenses	6,188,977	5,988,719	12,337,165	12,071,352

Loss from operations	(3,046,514)	1,653,868	(4,942,705)	1,014,258

Other income and (expenses)
Gain (loss) on sale of assets	5,048	(80,125)	28,344	(190,725)
Interest expense	(202,363)	(90,808)	(323,973)	(191,821)
Interest income	309,906	316,253	741,763	759,386
Gain on foreign currency exchange transactions	657,223	901,016	1,972,928	2,185,164
Share of net loss from equity investment	5,133	(79,818)	5,133	(240,783)
Other income (expense)	89,660	19,668	91,980	22,697
Total other income (expenses)	864,607	986,186	2,516,175	2,343,918

Net income (loss) before income taxes	(2,181,907)	2,640,054	(2,426,530)	3,358,176
Income tax provision	(220,056)	(201,506)	(413,404)	(369,133)
Net income (loss)	(2,401,963)	2,438,548	(2,839,934)	2,989,043
Non-controlling interest	309,037	(1,031,763)	126,279	(1,394,289)
Net income (loss) attributable to NetSol	$(2,092,926)	$1,406,785 #	$(2,713,655)	$1,594,754

Net income (loss) per share:
Net income (loss) per common share
Basic	$(0.19)	$0.13	$(0.24)	$0.14
Diluted	$(0.19)	$0.13	$(0.24)	$0.14

Weighted average number of shares outstanding
Basic	11,270,199	11,244,539	11,263,869	11,249,372
Diluted	11,270,199	11,244,539	11,263,869	11,249,372

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NETSOL Technologies, Inc. and Subsidiaries

Schedule 3: Consolidated Statement of Cash Flows

	For the Six Months
	Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(2,839,934)	$2,989,043
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,736,503	1,921,738
Provision for bad debts	(67,176)	(33,815)
Share of net (gain) loss from investment under equity method	(5,133)	240,783
(Gain) loss on sale of assets	(28,344)	190,725
Stock based compensation	146,167	28,292
Changes in operating assets and liabilities:
Accounts receivable	3,772,091	(3,243,348)
Revenues in excess of billing	(702,812)	(4,741,806)
Other current assets	(529,579)	304,464
Accounts payable and accrued expenses	904,731	56,539
Unearned revenue	(696,971)	(749,249)
Net cash provided by (used in) operating activities	1,689,543	(3,036,634)

Cash flows from investing activities:
Purchases of property and equipment	(1,252,325)	(773,953)
Sales of property and equipment	70,283	201,773
Net cash used in investing activities	(1,182,042)	(572,180)

Cash flows from financing activities:
Purchase of treasury stock	-	(100,106)
Proceeds from bank loans	-	188,272
Payments on finance lease obligations and loans - net	(537,180)	(715,121)
Net cash used in financing activities	(537,180)	(626,955)
Effect of exchange rate changes	(2,987,396)	(3,881,870)
Net decrease in cash and cash equivalents	(3,017,075)	(8,117,639)
Cash and cash equivalents at beginning of the period	23,963,797	33,705,154
Cash and cash equivalents at end of period	$20,946,722	$25,587,515

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NETSOL Technologies, Inc. and Subsidiaries

Schedule 4: Reconciliation to GAAP

	For the Three Months		For the Six Months
	Ended December 31,		Ended December 31,
	2022	2021	2022	2021

Net Income (loss) attributable to NetSol	$(2,092,926)	$1,406,785	$(2,713,655)	$1,594,754
Non-controlling interest	(309,037)	1,031,763	(126,279)	1,394,289
Income taxes	220,056	201,506	413,404	369,133
Depreciation and amortization	891,500	941,732	1,736,503	1,921,738
Interest expense	202,363	90,808	323,973	191,821
Interest (income)	(309,906)	(316,253)	(741,763)	(759,386)
EBITDA	$(1,397,950)	$3,356,341	$(1,107,817)	$4,712,349
Add back:
Non-cash stock-based compensation	64,333	25,289	146,167	28,292
Adjusted EBITDA, gross	$(1,333,617)	$3,381,630	$(961,650)	$4,740,641
Less non-controlling interest (a)	7,363	(1,293,037)	(392,172)	(1,881,916)
Adjusted EBITDA, net	$(1,326,254)	$2,088,593	$(1,353,822)	$2,858,725

Weighted Average number of shares outstanding
Basic	11,270,199	11,244,539	11,263,869	11,249,372
Diluted	11,270,199	11,244,539	11,263,869	11,249,372

Basic adjusted EBITDA	$(0.12)	$0.19	$(0.12)	$0.25
Diluted adjusted EBITDA	$(0.12)	$0.19	$(0.12)	$0.25

(a)The reconciliation of adjusted EBITDA of non-controlling interest to net income attributable to non-controlling interest is as follows

Net Income (loss) attributable to non-controlling interest	$(309,037)	$1,031,763	$(126,279)	$1,394,289
Income Taxes	68,406	61,761	128,316	114,427
Depreciation and amortization	255,584	273,822	493,917	561,453
Interest expense	62,736	26,682	100,132	56,082
Interest (income)	(93,012)	(101,385)	(225,501)	(244,729)
EBITDA	$(15,323)	$1,292,643	$370,585	$1,881,522
Add back:
Non-cash stock-based compensation	7,960	394	21,587	394
Adjusted EBITDA of non-controlling interest	$(7,363)	$1,293,037	$392,172	$1,881,916